Exhibit 99.1

Company Contact:	Investor Relations:
Kelly J. Gill	Charles Lynch
Chief Executive Officer	Westwicke Partners
615-771-7575	443-213-0504

Advocat Announces Appointment of James R. McKnight, Jr. Executive Vice President and Chief Financial Officer

BRENTWOOD, TN, (July 25 , 2012) – Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced the appointment of James R. McKnight, Jr. as the Company’s Executive Vice President and Chief Financial Officer, effective August 20, 2012. In his new role, Mr. McKnight will assume responsibilities for the Company’s financial activities including direct oversight and management of financial staff as well as long-term budgetary planning, cost management policies, acquisitions financing and banking relationships in line with the Company’s growth initiatives.

Commenting on the appointment, Kelly Gill, the Company’s President and Chief Executive Officer, stated: “We are extremely pleased to have Jay join the Advocat executive management team at a key time for the Company. We are confident that Jay’s leadership, finance and accounting depth along with his diverse corporate development experiences will make him a strong and valuable contributor to our company as we grow. We are pleased to have someone with Jay’s enthusiasm and financial experience joining us.”

Mr. McKnight brings extensive corporate development, finance and accounting experience and leadership capabilities to the Advocat executive team. Prior to joining the Company, Mr. McKnight served as Chief Financial Officer of NuScriptRX. Mr. McKnight joined NuScriptRX in May 2009 in a senior financial role and was promoted to CFO in 2010. He served as Vice President, Corporate Controller from July 2005 to January 2009 at Take Care Health Systems, Employer Solutions Group, and its predecessor company I-trax, Inc. Take Care Health Employer Solutions was formed by Walgreen Co. by the acquisition of I-trax, Inc. and Whole Health Management Solutions. While at Take Care Health Systems, Mr. McKnight led financial reporting (internal and external) and analysis; forecasting; accounting and control activities and banking relations.

Earlier in his career, Mr. McKnight served as Director of Financial Reporting and Quality Assurance at American HomePatient, Inc. and as an Audit Manager with Ernst & Young LLP and Arthur Andersen LLP. Mr. McKnight received a Bachelor of Science degree in accounting from Louisiana Tech University and is a certified public accountant licensed in multiple states.

Advocat provides long-term care services to patients in 47 skilled nursing centers containing 5,445 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocatinc.com.